Exhibit 15.1
May 6, 2010
Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the periods ended March 31, 2010 and 2009, as indicated in our report dated May 6, 2010; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference in Registration Statement Nos. 33-58048, 33-89778, 333-69949, 333-147173, and 333-162364 on Form S-8 and in Registration Statement Nos. 333-86325 and 333-147067 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Houston, Texas